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                                Exhibit 99.4(i)
                   Employment Agreement of Dieter Doederlein
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                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made as of this 1st day of August, 1999.

BETWEEN:

                             MICRA SOUNDCARDS INC.
                     (hereinafter called the "Corporation")

                                                               OF THE FIRST PART

                                    - and -

                               DIETER DOEDERLEIN

                      (hereinafter called the "Employee")

                                                              OF THE SECOND PART

     WHEREAS the Employee is to be employed by the Corporation;

     AND WHEREAS the Employee and the Corporation are mutually desirous in commencing the Employee's employment upon the terms and conditions set forth herein;

     NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

1.   Appointment and Duties
     ----------------------

1.1 The Corporation shall employ the Employee in the capacity of President and Chief Executive Officer. The Employee shall report to the Board of Directors and shall perform such duties and exercise such powers as are normally associated with and incidental and ancillary to such position and shall perform such additional duties and exercise such additional powers as may be accorded to him from time to time.

1.2 The Employee shall well and faithfully serve the Corporation and use his best efforts to promote the interests and goodwill of the Corporation during the term of his employment hereunder. The Employee shall devote his full time and energy to the Corporation and shall not, without the prior consent of the Board of Directors, engage in any other business, occupation or professional activity or become an employee, director, manager or agent of any other company, firm, association, organization or individual.

2.   Term of Employment
     ------------------

2.1 The initial term of this Agreement (the "Initial Term") shall be for a period of three (3) years, commencing on or about September 1, 1999 and concluding August 30, 2002. Unless either party provides written notice to the contrary not less than ninety (90) days prior to the end of the Initial Term or any renewal thereof (as the case may be), this Agreement shall be automatically renewed for successive terms (each, a "Renewal Term") of one (1) year each, on the same terms and conditions as contained herein. In the case of any change in control of the Corporation, at any time, this Agreement will deemed to be renewed for a term of one (1) year on the date prior to the change in control. The Initial Term and any Renewal Terms are hereinafter collectively referred to as the "Term".

3.   Compensation and Benefits
     -------------------------

3.1 During the Initial Term, the Corporation shall pay the Employee an annual salary of Cdn.$11,000 per month, less statutory deductions. Immediately following the first three months of the Initial Term, the Employee's salary will be reviewed by the Compensation Committee and adjusted accordingly based on the Employee's performance,
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                                      -2-

competitive salaries in the market place for similar positions, and the Corporation's financial condition, but in no case will the salary be less than Cdn. $11,000 per month.

3.2 The Corporation covenants and agrees to implement as soon as practicable an employee benefit plan (the "Benefit Plan") that is comparable to employee benefit plans established by companies that are similarly situated as the Corporation having regard to the nature of its business, the number of employees and other relevant considerations. Pursuant to the Benefit Plan, the Corporation shall provide the Employee with employee benefits comparable to those provided by the Corporation from time to time to other employees of the Corporation, and shall permit the Employee to participate in any life insurance plan, private medical expenses plan, share option plan, share purchase plan, retirement plan or similar plan offered by the Corporation from time to time to its employees in the manner and to the extent authorized by the Board of Directors, subject to the rules of the Benefit Plan from time to time.

3.3 The Employee shall be entitled to participate in the annual bonus pool (the "Bonus Pool") to be created from the profits earned by the Corporation. The Bonus Pool shall be created annually at the discretion of the Board of Directors on the recommendation of the Compensation Committee.

4.   Expenses and Vacation
     ---------------------

4.1 The Employee shall be reimbursed for all reasonable and necessary travelling (excluding the Employee's personal use of his own automobile), entertainment and other expenses actually and properly incurred by the Employee from time to time in connection with the carrying out of his duties hereunder upon submission of proper receipts, vouchers and other reasonable confirming documentation. The budget for such expenses shall be reviewed at the beginning of each fiscal year during the Term.

4.2 The Employee shall be entitled to all statutory holidays and to a minimum of three (3) weeks paid vacation per year at such time or times as the Employee may reasonably request and the Board of Directors approve, provided that no vacation entitlement may be carried over from one calendar year to another and the Employee will not be entitled to cash payment in lieu of vacation.

5.   Non-Competition and Non-Solicitation
     ------------------------------------

5.1 The Employee, in his capacity as an employee of the Corporation, covenants and agrees that, except with the prior written approval of the Corporation, the Employee will not at any time within the period of one (1) year days following the earlier of the expiration of the Term of this Agreement or any termination of the Employee's employment hereunder:

(a) either individually or in partnership or jointly or in conjunction with any person or persons as principal, agent, consultant, shareholder (except as a shareholder holding not more that five (5) percent of the outstanding shares from time to time from any class of shares of a publicly traded corporation) or in any other manner whatsoever carry on or be engaged in or concerned with or interested in, or advise, lend money to, guarantee the debts of or obligations of, or permit his name or any part thereof to be used or employed by or associated with, any person or persons engaged in or concerned with or interested in, any business that is the same or similar to or competitive with the business or any other business now or at any time during the course of employment of the Employee hereunder carried on by the Corporation within any territory where the Corporation is carrying on business at the time of the termination of the Employee's employment hereunder;

(b) either directly or indirectly, by any means or in any capacity, approach, solicit or contact in the course of being engaged in a business competitive with the Corporation any person solicited, serviced, or contacted by the Employee on behalf of the Corporation during the Employee's employment or any person known by the Employee to have been a supplier, client or customer of the Corporation during the term of the Employee's employment; and

(c) interfere with the employment arrangements between the Corporation or any of its employees and will not in any way solicit, recruit, hire, assist others in recruiting or hiring, or discuss employment or similar arrangements with any employees of the Corporation.

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5.2  If  any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision and subsections 5.1(a), (b) and
(c) are each declared to be separate and distinct covenants.

5.3 The Employee agrees that all restrictions contained in Section 5.1 are reasonable and valid and all defences to the strict enforcement thereof by the Corporation are hereby waived by the Employee. The Employee agrees that the covenants in Section 5.1 shall not terminate upon the termination of the Employee's employment hereunder. The Employee acknowledges that a violation of any of the provisions of Section 5.1 will result in immediate and irreparable damage to the Corporation and agrees that in the event of such violation the Corporation, in addition to any other right of relief, shall be entitled to equitable relief by way of a temporary or permanent injunction and to such other relief that any court of competent jurisdiction may deem just and proper. If the Employee is in breach of any such restrictions, the running of the period of such restrictions shall be stayed and shall recommence upon the date the Employee ceases to be in breach thereof, whether voluntarily or by injunction.

6.   Termination
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6.1  The employment of the Employee hereunder may be terminated in the following manner and in the following circumstances:

(a) at any time by notice in writing from the Corporation to the Employee for cause;

(b)  automatically without notice upon the death of the Employee;

(c) if the Employee shall become permanently disabled, then at any time by notice in writing from the Corporation to the Employee. For purposes of this subsection, the Employee shall be deemed to be permanently disabled immediately following any period of 365 consecutive days during which the Employee is prevented from performing his essential duties as an Employee of the Corporation for more than 250 days in the aggregate by reason of illness or mental or physical disability; or

(d) in any other case, by 180 days' notice given by the Corporation in writing, or equivalent severance in lieu thereof, provided that severance in lieu of notice may, in the discretion of the Corporation, be paid on the same basis as set forth in Section 3.1.

6.2 Any payment to the Employee under Section 6.1 shall be deemed to include all required payments pursuant to the provisions of the Employment Standards Act (Ontario).

6.3 The Employee may, by providing ninety (90) days' notice in writing to the Corporation (the "Notice Period"), terminate this Agreement and his employment with the Corporation. In the event the Employee provides such notice to the Corporation, the Corporation may request that the Employee cease duties prior to the expiry of the Notice Period. The Corporation shall in such event pay to the Employee an amount equal to the difference between what the Employee would have received had the employment of the Employee been continued for the Notice Period and the amount actually paid by the Corporation to the Employee during the Notice Period.

7.   Legal Advice
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7.1  The Employee hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice ("ILA") prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself with the opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain ILA shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

8.   General
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8.1  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows or to such other address as the relevant party may specify from time to time:
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(a)  if to the Corporation:

     Micra Soundcards Inc.
     2916 South Sheridan Way
     3rd Floor
     Mississauga, Ontario
     L6J 7J8

     Attention: Board of Directors

     Telecopier: (905) 829-2308

(b)  if to the Employee:

     Dieter Doederlein
     2046 Kawartha Crescent
     Mississauga, Ontario
     L5H 3P9

     Telecopier: (905) 829-2308

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) or, if mailed, on the third business day following the date of mailing; provided, however, that if at the time of mailing or within three (3) business days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

8.2 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no covenants, conditions, agreements, representations, warranties or any other terms or provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof, except as herein provided.

8.3 No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

8.4 This Agreement shall enure to the benefit of and shall be binding upon and enforceable by the parties hereto, and the heirs, executors, administrators and legal personal representatives of the Employee and the successors and assigns of the Corporation. This Agreement is personal to the Employee and may not be assigned by the Employee.
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8.5  This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein.


IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

Signed, sealed and delivered in the presence of:  )
                                                  )
                                                  )
                                                  ) (signed) "Dieter Doederlein"
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Witness:                                            Dieter Doederlein


                                                    MICRA SOUNDCARDS INC.



                                                    Per: (signed) "Dale Newman"
                                                         ----------------------
                                                             Dale Newman
                                                             Chairman